Exhibit 99.1

Enzo Biochem Agrees to Sell Clinical Laboratory to Labcorp

Significant value unlocked for Enzo shareholders with continued focus on remaining businesses.

FARMINGDALE, NY, March 16, 2023 (GLOBE NEWSWIRE) -- Enzo Biochem, Inc. (NYSE:ENZ) announced today that it has entered into an agreement for Labcorp (NYSE: LH) to acquire the assets of Enzo’s Clinical Laboratory division (Enzo Clinical Labs). The transaction between two leading global life sciences companies follows several steps initiated by Enzo in 2022 to advance the company’s “focused return” initiative to maximize shareholder value.

“Completion of the sale will position Enzo to assess and execute on further actions to increase shareholder value and advance our global leadership within the life sciences sector,” said Hamid Erfanian, CEO of Enzo Biochem. “We are very grateful to all our colleagues who have made Enzo Clinical Labs a trusted source for patient care. With proven expertise in clinical laboratory services and products, Labcorp is perfectly positioned to bring these operations to new levels of momentum and success.”

“Enzo Clinical Labs is renowned for high-quality testing and expert customer focus, and we look forward to integrating these capabilities through a smooth and seamless transition of services while maintaining a presence on Long Island with testing and service teams,” said Bill Haas, senior vice president of Labcorp Diagnostic’s Northeast Division. “This investment bolsters our commitment to the New York Tristate healthcare communities and we are confident that Enzo Clinical Labs patients and providers will have a combined experience that exceeds their laboratory needs.”

In 2022, Enzo Biochem initiated a strategic initiative to restructure operations to target business areas and industry sectors representing major growth opportunities. The company’s remaining operating segment, Enzo Life Sciences, supplies a complete portfolio of products and services that are critical and extensively used in drug discovery, development and translational research applications. Enzo Life Sciences’ products including antibodies, genomic probes, assays, biochemicals, and proteins are sold globally to the life sciences market.

Jefferies LLC served as exclusive financial advisor and McDermott Will & Emery LLP served as legal advisor to Enzo, and Evercore and Hogan Lovells served as advisors to Labcorp.

Completion of the sale of Enzo Clinical Labs is contingent upon approval by Enzo’s shareholders and other customary closing conditions for transactions of this type, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Other terms of the transaction will be disclosed in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.  Enzo plans to seek shareholder approval of the proposed sale at a special meeting of shareholders. More complete information regarding the transaction will be provided to Enzo’s shareholders in materials to be distributed for the special meeting.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies. For more information, please visit Enzo.com or follow Enzo Biochem on Twitter and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2022. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Additional Information and Where to Find It

Enzo Biochem intends to hold a special meeting of its shareholders to approve the proposed asset sale referred to in this press release. In connection with seeking shareholder approval, Enzo Biochem intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other documents describing the proposed transaction. Stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. A definitive proxy statement will be sent to the stockholders of Enzo Biochem seeking their approval of the asset sale. Stockholders may obtain a free copy of the proxy statement, when it is available, and other documents filed by Enzo Biochem with the SEC at the SEC’s Web site at www.sec.gov, or by directing a request to Enzo Biochem, Inc., 81 Executive Blvd. Suite 3, Farmingdale, New York 11735, Attn.: Investor Relations.

Participants in Solicitation

Enzo Biochem and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Enzo Biochem in connection with the transactions. Information about the directors and executive officers of Enzo Biochem is set forth in Enzo Biochem’s Form 10-K for the fiscal year ended July 31, 2022 and the proxy statement filed with the SEC on December 21, 2022. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transactions may be obtained by reading the proxy statement regarding the proposed transactions when it becomes available.

 ###

Enzo Biochem Contacts
For Enzo Biochem:	For Media:	For Investors:
Patricia Eckert, Interim CFO 631-755-5500 peckert@enzo.com	Lynn Granito Berry & Company Public Relations 212-253-8881 lgranito@berrypr.com	Chris Calabrese LifeSci Advisors, LLC 917-680-5608 ccalabrese@lifesciadvisors.com